EXHIBIT 10.2

October 18, 2005

Mr. John J. Murphy

6125 Arbor Way

Parkville, MO 64152

Dear Joe;

It is my pleasure to extend this offer to you to join Entegris, Inc. as its Senior Vice President, Human Resources, in accordance with our discussion. We are very enthusiastic about your joining Entegris and I trust that you will find the following offer to be acceptable.

Position:	Senior Vice President, Human Resources, reporting directly to the Chief Executive Officer. Effective with your commencement of employment, you will also be asked to join the Core Leadership Team and the Corporate Executive Council, the senior management bodies of Entegris.

As Senior Vice President, Human Resources you shall have those powers and duties customary to chief human resource officers of publicly held corporations, together with such other duties as may be assigned to you, from time to time, by the chief executive officer.

Compensation:

Base Salary:	Two Hundred and Forty Thousand Dollars ($240,000) per year, paid biweekly.

Incentive Compensation:	Commencing with calendar year 2006, you will participate in the Entegris Incentive Plan (EIP) at an award level of 75% of base salary at target performance achievement; we expect that the award criteria for the 2006 EIP will be finalized by the Management Development & Compensation Committee of the Board of Directors at their meeting in January. For the balance of 2005 you will also be eligible to participate in the transitional period EIP at the above award level on a pro rata basis from your date of employment through calendar year end. All awards under the EIP are at the discretion of the Management Development & Compensation Committee of the Board of Directors.

The Materials Integrity Management Company

Mr. John J. Murphy

October 18, 2005

Equity Compensation:	I will recommend to the Management Development & Compensation Committee of the Board of Directors that they approve a restricted stock award to you of 50,000 shares of Entegris Common Stock, effective with your commencement of employment. The restrictions will lapse as to 12,500 shares on each anniversary of your date of employment.

Benefits:	You will be entitled to receive all Benefit Coverage provided to the most senior executives of Entegris, effective immediately upon your commencement of employment. These benefits will include, but not be limited to, participation in the Entegris Supplemental Executive Retirement Plan and in the short and long term disability plans. Attached is information outlining all the benefit programs offered by Entegris. If you wish more detailed information, please contact Entegris’s General Counsel, Peter Walcott at (978) 436-6680.

Employee-at-Will:	As is the case with your predecessor and all Entegris employees below the chief executive officer, you will be an employee-at-will. However, Entegris will enter into its standard forms of Indemnification Agreement and Executive Termination Agreement (change of control agreement) with you.

Starting Date:	We would welcome your starting in this position full time at your earliest convenience. However, we understand that you believe you are obligated to provide your current employer with three weeks notice. Please co-ordinate your employment commencement through Peter Walcott.

Conditions:	This offer is subject to our satisfaction with a review of your references and to our satisfaction with the results of a comprehensive background check. Of course, your election as a corporate officer and the award of the equity compensation described above are subject to formal action by the Board of Directors or a committee thereof. However, I anticipate no difficulty in obtaining this approval.

Regulatory Matters:	As a senior executive of Entegris you will, of course, be subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934. We would expect to file a Form 8-K Report with the S.E.C. describing the terms of this offer promptly after your election. In addition, since a portion of the equity compensation specified above will be issued under the Entegris 2003 Employment Inducement and Acquisition Stock Option Plan, the details of your equity compensation will be described in the press release announcing your appointment and will be noticed to the NASDAQ in accordance with its rules.

Mr. John J. Murphy

October 18, 2005

Please evidence your acceptance of this offer by forwarding a countersigned copy of this letter to me c/o Peter W. Walcott at Entegris’s Billerica offices. We are hoping for a response by October 21, 2005.

Again, I express my sincere congratulations and enthusiasm. I believe you will lead the Entegris human resources organization to the next level and I look forward to working with you in that endeavor.

Sincerely;

/s/ Gideon Argov
Gideon Argov
President & Chief Executive Officer

I accept the terms and conditions of this offer.

/s/ John J. Murphy	10-21-2005
John J. Murphy	Date: